                                                                    Exhibit 10.2

                                    FORM OF
                            INCORPORATION AGREEMENT
                            -----------------------


     THIS INCORPORATION AGREEMENT ("AGREEMENT") is made and entered into as of the _____ day of June, 1996 by and among (i) ATRIA COMMUNITIES, INC., a Delaware corporation ("CORPORATION"), (ii) VENCOR, INC., a Delaware corporation ("VENCOR"), (iii) FIRST HEALTHCARE CORPORATION, a Delaware corporation ("FHC"),
(iv) NATIONWIDE CARE, INC., an Indiana corporation ("NATIONWIDE"), and (v) NEW POND VILLAGE ASSOCIATES, a Massachusetts general partnership ("NEW POND").

RECITALS:
- --------

     A. The Corporation is a newly formed corporation formed for the purpose of acquiring substantially all of the assisted living and independent living communities of Vencor and its affiliates ("DIVISION").

     B. The parties desire to convey the Division to the Corporation in connection with an initial public offering of shares of the Corporation's common stock, par value $.10 per share ("COMMON STOCK").

     C. The parties desire to enter into this Agreement to set forth their understanding with respect to the manner in which the Corporation will acquire the Division in exchange for shares of Common Stock and the assumption of certain liabilities related thereto.

AGREEMENT:
- ---------

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

     1. TRANSFER OF RETIREMENT HOUSING DIVISION. As part of a single plan, on the Closing Date (as hereinafter defined) Vencor, FHC, Nationwide and New Pond (collectively, the "TRANSFERORS") will convey the assets referred to below, which constitute substantially all of the assets of the Division, to the Corporation in connection with the Corporation's initial public offering, in consideration for the issuance by the Corporation of its Common Stock to the Transferors as provided in Section 3, and the assumption by the Corporation of the liabilities associated with the Division referred to in Section 4, all in a transaction designed to meet the requirements of section 351(a) of the Internal Revenue Code of 1986, as amended ("CODE"). Such transfers shall be as follows:

          (a)  Vencor shall do the following:

               (i) Transfer to the Corporation a 98% limited partner interest in Lantana Partners Limited Partnership, a Florida limited partnership.

               (ii) Transfer to the Corporation 2,000 shares of Common Stock of Phillippe Enterprises, Inc., an Indiana corporation, being all of the issued and outstanding shares of Phillippe Enterprises, Inc.

               (iii) Cancel, and cause all of its affiliated entities to cancel, all intercompany receivables of such entities which relate to the Division, except for a $14 million receivable of Vencor. On the Closing Date, the entity(s) indebted to Vencor shall execute a promissory note in favor of Vencor in such amount, such note to bear interest at the London InterBank Offered Rate (LIBOR) plus .75 percentage points and shall be payable six months from the Closing Date.

          (b)  FHC shall transfer to the Corporation the following:

               (i) 1,000 shares of Common Stock of Hillhaven Properties, Ltd., an Oregon corporation ("HPL"), being all of the issued and outstanding shares of HPL.

               (ii) A 98% general partner interest in Castle Gardens Retirement Center Partnership, a Colorado general partnership ("CASTLE GARDENS").

               (iii) A 68.6% limited partner interest in Hillcrest Retirement Center, Ltd., an Oregon limited partnership ("HILLCREST RETIREMENT").

               (iv) A 98% limited partner interest in Sandy Retirement Center Limited Partnership, an Oregon limited partnership ("SANDY RETIREMENT").

               (v) A 10% limited partner interest in Topeka Retirement Center, Ltd., a Missouri limited partnership ("TOPEKA RETIREMENT").

               (vi) A 99% limited partner interest in Twenty-Nine Hundred Associates Limited Partnership, a Florida limited partnership ("TWENTY-NINE HUNDRED").

               (vii) All of the real property and personal property which constitutes the Valley Manor Retirement Apartments in Tucson, Arizona ("VALLEY MANOR").

               (viii) All of the real property and personal property which constitutes the Villa Ventura Retirement in Kansas City, Missouri ("VILLA VENTURA").

               (ix) All of the real property and personal property which constitutes The Greens in Hanover, New Hampshire ("THE GREENS").

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

               (x) All of the real property and personal property which constitutes McMillan Center in Newark, Ohio ("MCMILLAN CENTER").

               (xi) All of the real property more particularly described in Exhibit A attached hereto and made a part hereof ("REAL PROPERTY").

          (c)  Nationwide shall transfer to the Corporation the following:

               (i) A 99% general partner interest in Evergreen Woods, Ltd., a Florida limited partnership ("EVERGREEN WOODS").

               (ii) All of the real property and personal property which constitutes the Heritage at Wildwood in Wildwood, Indiana.

               (iii) All of its right, title and interest in and to that certain Management Agreement dated September 1, 1989 between Nationwide Management, Inc. and Wesleyan Retirement Center, Inc. with respect to Colonial Oaks in Marion, Indiana ("MANAGEMENT AGREEMENT").

               (iv)  $4,500,000.

          (d)  New Pond shall do the following:

               (i)  Transfer to the Corporation $9,500,000.

               (ii) Transfer to the Corporation all of the assets constituting New Pond Retirement Center ("NEW POND CENTER") other than those assets which are secured by that certain Mortgage and Trust Indenture by and between New Pond and First National Bank of Boston, as Trustee, dated November 1, 1990, Securing Resident Mortgage Bonds (New Pond Village Project) Series A ("NEW POND MORTGAGE").

               (iii) Enter into a Lease with the Corporation in the form of Exhibit B attached hereto and made a part hereof pursuant to which New Pond leases to the Corporation all of the assets secured by the New Pond Mortgage.

     2.   OTHER TRANSFERS.
          ---------------
          (a) In addition to the transfers provided for in Section 1(b), FHC shall transfer to HPL the following:

               (i)  A 1% limited partner interest in Evergreen Woods.

               (ii) All of the real property and personal property which constitutes Villa Campana Retirement in Tucson, Arizona ("VILLA CAMPANA").

          (b) FHC, shall cause the following to occur:

               (i) HPL to transfer to Nationwide the following:

                    (A) A 2% general partner interest in St. George Nursing Home Limited Partnership, an Oregon limited partnership.

                    (B) A 1% general partner interest in Stockton Healthcare Center Limited Partnership, an Oregon limited partnership.

                    (C) A 1% general partner interest in Hillhaven Indiana Partnership, an Indiana general partnership.

                    (D) A 1% general partner interest in Hillhaven/Westfield Partnership, a Washington general partnership.

                    (E) A 1% general partner interest in New Pond.

               (ii) HPL to transfer to FHC the real property located in Tulsa, Oklahoma more particularly described in Exhibit C attached hereto and made a part hereof.

               (iii) Evergreen Woods to transfer all of the assets and liabilities relating to the skilled nursing home facility owned by it to to Nationwide.

     3. ISSUANCE OF COMMON STOCK. In consideration of the transfer of the assets by the Transferors provided for in Secton 1 he Closing Date the Corporation shall issue an aggregate of 9,909,900 shares of its Common Stock to the Transferors, such shares to be allocated among them as they shall agree on or before the Closing Date. All such shares of Common Stock shall be fully paid and nonassessable.

     4. ASSUMPTION OF LIABILITIES. In part consideration for the transfer of the assets by the Trnsferors to the Corporation as provided for in Sction 1,on the Closing Date the Corporation will enter inot approprate assumption agreements with each of the Transferors with respect to the following:

          (a) With respect to Vencor, any and all liabilities which Vencor may have had as a partner of Lantana.

          (b) With respect to FHC, all of FHC's liabilities with respect to the following:

               (i) All of its liability as a partner of Castle Gardens, Hillcrest Retirement, Sandy Retirement, Topeka

Retirement, Twenty-Nine Hundred, San Marcos, Evergreen Woods and New Pond.

               (ii) All of its liabilities and obligations with respect to Valley Manor, Villa Ventura, The Greens, McMillan Center and Villa Campana.

               (iii) All of its liabilities and obligations with respect to the Real Property.

          (c)  With respect to Nationwide, the following:

               (i)    All of its liabilities as a partner of Evergreen Woods.

               (ii) All of its liabilities and obligations with respect to Heritage at Wildwood.

               (iii) All of its liabilities and obligations with respect to the Management Agreement.

          (d) With respect to New Pond, all of its liabilities and obligations with respect to New Pond Center.

The liabilities and obligations to be assumed by the Corporation pursuant to the provisions of this Section 4 shall include all of the liabilities referred to therein, whether or not reflected on the books and records of the Transferor or the entity whose ownership is being transferred, and whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise.

     5. CLOSING DATE. The closing of the transactions contemplated by this Agreement shall occur on the day immediately following the day that all of the conditions precedent of the Transferors and the Corporation have been met or waived by the party entitled to the benefit thereof, but in all events no later than the date the Registration Statement with respect to the Corporation's initial public offering becomes effective.

     6.   REPRESENTATIONS AND WARRANTIES.

          (a) Each of the Transferors hereby represent to Atria with respect to themselves as follows:

               (i) It is a corporation or partnership, as applicable, duly organized and validly existing.

               (ii) It has the full corporate or partnership power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               (iii) This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

               (iv) It owns the stock and partnership interests to be transferred by it to the Corporation pursuant to the terms of this Agreement free and clear of all liens and encumbrances, other than restrictions contained in the partnership agreement with respect to a particular partnership.

               (v) All of the partnerships whose interests are to be transferred pursuant to terms of this Agreement are duly organized and validly existing.

Except as specifically warranted in this Section 6 (a), the Transferors make no representations and warranties to the Corporation whatsoever regarding the assets transferred, or the assets of the entities whose ownership is being transferred, including, but not limited to, the warranty of merchantability or fitness for a particular use, which is specifically disclaimed. The Corporation acknowledges that all of the assets to be conveyed by the Transferors to the Corporation will be conveyed "as is, where is."

          (b) The Corporation hereby represents, warrants and covenants with and to the Transferors as follows:

               (i) The Corporation is a corporation duly organized and validly existing.

               (ii) The Corporation has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               (iii) This Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms.

               (iv) The Common Stock to be issued by the Corporation to the Transferors pursuant to the terms of this Agreement will be duly authorized, fully paid and nonassessable.

               (v) As of the Closing Date, the Corporation will have 100 shares of Common Stock issued and outstanding, all of which will be owned by Vencor.

               (vi) The Corporation will not take any action which would cause the transfers provided for in Section 1 not to qualify for tax-free treatment under section 351 of the Code.

               (vii) On the Closing Date, it will hire all of the employees of the Transferors associated with the Division transferred.

          (c)  All of the representations and warranties provided for in this
Section 6 shall survive the Closing Date and the delivery of the closing documents on the Closing Date.

    7.    CONDITIONS PRECEDENT.

          (a) The obligation of the Transferors to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions (any of which may be waived by the Transferors in writing):

               (i) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Corporation on or before the Closing Date shall have been fully complied with and performed in all respects.

               (ii) All the representations and warranties made by the Corporation herein shall be true and correct in all respects on and as of the Closing Date.

               (iii) All consents required for the valid and effective transfer of the assets to be transferred in accordance with Sections 1 and 2 shall have been obtained and the consent to the assumption by the Corporation of the debts to be assumed by the Corporation pursuant to Section 4 shall have been obtained.

               (iv) There shall be no pending or threatened litigation against any of the parties hereto concerning or relating to the transactions contemplated hereby.

               (v) The approval of all administrative agencies, if any, whose approval of the transactions contemplated hereby is necessary or desirable shall have been obtained.

               (vi) The Corporation and Vencor shall have entered into a Registration Rights Agreement in the form of Exhibit D attached hereto and made a part hereof.

          (b) The obligation of the Corporation to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions (any of which may be waived by the Corporation in writing):

               (i) All the terms, covenants and conditions of this Agreement to be complied with and performed by the Transferors on or before the Closing Date shall have been fully complied with and performed in all respects.

               (ii) All the representations and warranties made by the Transferors herein shall be true and correct in all respects on and as of the Closing Date.

               (iii) All required consents necessary for the valid and effective transfer of the assets to be transferred to the Corporation in accordance with the provisions of Section 1 shall have been obtained.

               (iv) The Corporation shall have obtained title insurance (or endorsed commitment) insuring that all the real property to be transferred to the Corporation pursuant to the provisions of Section 1, and all real property owned by the entities interests in which are to be transferred to the Corporation in accordance with
Section 1, are vested in the Corporation or such entities, respectively, free and clear of all mortgages, liens and encumbrances except those reasonably acceptable to the Corporation.

               (v)    The conditions referred to in Sections 7(a) (iv) and 7 (a)
(v) shall have been complied with.

               (vi) Vencor and the Corporation shall have entered into a Tax Sharing Agreement substantially in the form of Exhibit E attached hereto and made a part hereof.

               (vii) The Corporation and Vencor shall have entered into an Administrative Services Agreement substantially in the form of Exhibit F attached hereto and made a part hereof.

     8.   DISPUTE RESOLUTION.

          (a) In the event that any dispute arises among the parties with respect to their rights and obligations under the terms of this Agreement or any agreement entered into as a result of this Agreement ("DISPUTE"), the parties agree that the provisions of this Section 8 shall be their sole and exclusive remedy. The parties shall first attempt to settle such Dispute by having senior management or other mutually agreed upon representatives of the parties address the issue. Such shall occur within 20 days of the giving of notice by a party that a Dispute exists and that such party desires the Dispute to be resolved by senior management in accordance with the provisions of this Section 8(a).

          (b) If the above referred to parties are unable to resolve the Dispute within 60 days of the giving of the notice referred to in Section 8 (a), then either of the parties shall have the right to submit the Dispute to mediation. Such mediation shall be conducted in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes. If mediation proves unsuccessful in resolving the Dispute within 60 days of the initiation of the mediation procedure, then either party may require that the Dispute be resolved by binding arbitration if the Dispute involves less than $5 million. If the parties disagree as to whether the Dispute involves less than $5 million, such issue may be resolved by binding arbitration. All arbitrations provided for herein shall be conducted under the commercial rules of the American Arbitration Association using a single arbitrator mutually agreed to by the parties or, if the parties cannot agree on the arbitrator, then the arbitrator shall be selected by the American Arbitration Association. It is intended that the arbitrator actively manage the arbitration with a view to achieving a just, speedy and cost effective resolution of the Dispute. Except as provided in Section 8 (d), the decision of the arbitrator shall be final and binding upon the parties and the prevailing party in such arbitration shall be entitled to a judgment on such award in any court of competent jurisdiction. The parties hereby acknowledge that except as provided in Section 8(d), this provision constitutes a waiver of their right to commence a lawsuit with respect to any Dispute.

          (c) Any party involved in the arbitration may request limited document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously and shall not cause the arbitration hearing to be adjourned except upon consent of all parties involved in the arbitration or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Depositions, interrogatories or other forms of discovery (other than the document production set forth above) shall not occur except by consent of all of the parties to the arbitration. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved or, failing such agreement, will be referred to the arbitrator for resolution. All discovery requests will be subject to the parties' rights to claim any applicable privilege. The arbitrator will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the Dispute.

          (d) Notwithstanding the provisions of Section 8(b), if any arbitration award, exclusive of interest, exceeds $10 million, then such award shall not be final and binding upon the parties unless the party in whose favor the award was rendered agrees to accept $10 million in full settlement within 15 days after the rendering of the decision by the arbitrator. If the party in whose favor the award was rendered does not so agree within such 15-day period, then the party against which such award was rendered shall have a period of 60 days following the end of the 15-day period referred to above in which to commence a legal proceeding in a court of competent jurisdiction with respect to the Dispute which was the subject of such arbitration award. If no legal proceedings are commenced within such 60 day period, then the arbitration award shall become final and binding upon the parties.

          (e) Each party shall bear its own attorneys' fees and other costs and expenses involved in resolving a Dispute. The costs of mediation and arbitration shall be borne equally by the parties to the mediation or arbitration.

     9.   INDEMNIFICATION

          (a) Each Transferor hereby agrees to indemnify the Corporation for, and to hold the Corporation harmless from the following:

               (i) Any and all damages or deficiencies resulting from any misrepresentation, breach of any warranty or nonfulfillment of any agreement or covenant on the part of that Transferor, whether contained in this Agreement or in any document furnished in connection with the transactions contemplated hereby; and

               (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to the foregoing, including attorney's fees.

          (b) The Corporation hereby agrees to indemnify each Transferor for, and to hold each Transferor harmless from, the following:

               (i) Any and all liabilities and obligations assumed, or to be assumed, by the Corporation in accordance with the terms hereof;

               (ii) Any and all damages or deficiencies resulting from any misrepresentations, breach of any warranty or nonfulfillment of any agreement or covenant on the part of the Corporation, whether contained in this Agreement or in any document furnished in connection with the transactions contemplated hereby; and

               (iii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses incident to any of the foregoing, including attorneys' fees.

          (c) The party seeking indemnification ("INDEMNITEE") shall promptly (within 20 days if a third party has commenced actual litigation against the Indemnitee) give notice to the party from which indemnification is sought ("INDEMNITOR") after the Indemnitee has knowledge of any claim against the Indemnitor as to which recovery may be sought against the Indemnitee pursuant to this Section 9, or of the commencement of any legal proceedings against the Indemnitee as to such claim after the Indemnitee has knowledge of such proceedings, whichever shall first occur, and shall permit the Indemnitor to assume the defense of any such claim or any litigation resulting from such claim. Such notice shall specify in reasonable detail the facts known to the Indemnitee giving rise to such indemnification rights and, if possible, an estimate of the amount of liability which could result therefrom. The right of the Indemnitee to indemnification hereunder shall be deemed agreed to unless, within ten days after the receipt of such notice, the Indemnitee is notified in writing by the Indemnitor that it disputes the right to indemnification as set forth in such notice. Failure by the Indemnitor to notify the Indemnitee of the Indemnitor's election to defend such action within ten days after notice thereof shall have been given to the Indemnitor, or notification to the Indemnitee by the Indemnitor that the Indemnitee's right to indemnification is being disputed, shall be deemed a waiver by the Indemnitor of its right to defend such action. If the Indemnitee shall be so notified of such dispute of such right to indemnification, the dispute resolution procedures of Section 8 shall apply. The Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (except with the consent of the Indemnitee) or enter into any settlement (except with the consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation.

          (d) If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate. The Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement, and all expenses, legal or otherwise, incurred by the Indemnitee in connection with the defense against, or settlement of, such claim or litigation. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any judgment rendered with respect to such claim or in such litigation, and of all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation. Notwithstanding the foregoing, if the Indemnitor has disputed the Indemnitee's right to indemnification in accordance with the provisions of
Section 9(c), the Indemnitor shall not be obligated to pay the Indemnitee the amount provided for in this Section 9(d) until such dispute has been resolved and it has been determined that the Indemnitor is required to make such indemnification.

     10.  MISCELLANEOUS.

          (a) Each of the Transferors hereby covenants and agrees that subsequent to the Closing Date they will, at any time, and from time to time, upon the request and at the expense of the Corporation, do, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to fully effectuate the transfers contemplated in Section 1. Each of the Transferors hereby constitutes and appoints the Corporation as its true and lawful attorney-in-fact, with full power of substitution, to collect for the account of the Corporation any receivables and other items conveyed to the Corporation pursuant to the provisions of Section 1, to endorse in the name of the Transferor or the Corporation, or both, any check received on account of any receivable, claim or other item, to institute and prosecute in the name of a Transferor or otherwise, any and all proceedings which the Corporation may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to any of such transferred assets.

          (b) All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and be personally delivered against a written receipt, delivered to a reputable messenger service (such as Federal Express, DHL Courier, United Parcel Service, etc.) for overnight delivery, transmitted by confirmed telephonic facsimile (fax) or transmitted by mail, registered, express or certified, return receipt requested, postage prepaid, addressed as follows:

     If to Vencor:                 3300 Providian Center
                                   400 West Market Street
                                   Louisville, Kentucky  40202
                                   Fax:  (502) 596-1104
                                   Attention:  Chief Financial Officer

     If to Atria:                  515 West Market Street
                                   Louiville Kentucky  40202
                                   Fax:  (502) 596-4160
                                   Attention:  Chief Financial Officer

All notices, demands and requests shall be effective upon being properly personally delivered, upon being delivered to a reputable messenger service, upon transmission of a confirmed fax, or upon being deposited in the United States mail in the manner provided in this Section 13. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of personal delivery, the date of delivery by a reputable messenger service, the date on the confirmation of a fax, or the date on the return receipt, as applicable. If any party refuses delivery, the notice, demand or request shall be deemed received two days after the notice, demand or request was delivered to a reputable messenger service or deposited in the United States mail.

          (c) This Agreement may be modified or amended from time to time only by a written instrument executed by all of the parties hereto.

          (d) Captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references to Sections herein shall refer to Sections of this Agreement unless the context clearly requires otherwise .

          (e) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          (f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflicts of laws rule.

          (g) This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                                         CORPORATION:

                                                         ATRIA COMMUNITIES, INC.



                                                         By:___________________

                                                         Title:________________



                                                         TRANSFERORS:

                                                         VENCOR, INC.


                                                         By:____________________


                                                         Title:_________________

                                          FIRST HEALTHCARE CORPORATION



                                          By:
                                             ---------------------------

                                          Title:
                                                ------------------------


                                          NATIONWIDE CARE, INC.



                                          By:
                                             ---------------------------

                                          Title:
                                                ------------------------


                                         NEW POND VILLAGE ASSOCIATES
                                         By: First Healthcare
                                         Corporation, General Partner



                                         By:
                                             ---------------------------

                                         Title:
                                               --------------------------